     FOR RELEASE 6:45 A.M. CST NOVEMBER 4, 2003

INVESTOR CONTACT: Perot Systems Corporation John Lyon phone:(972)557-6132 fax:(972)577-6790 John.Lyon@ps.net	MEDIA CONTACT: Perot Systems Corporation Mindy Brown phone:(972)577-6165 fax:(972)577-4484 Mindy.Brown@ps.net

PEROT SYSTEMS ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

Plano, TX — November 4, 2003 — Perot Systems Corporation (NYSE: PER) today announced financial results for the third quarter of 2003. Revenue for the third quarter of 2003 was $371 million, an 8% year-to-year increase as compared to the third quarter of 2002 and a 3% sequential increase as compared to the second quarter of 2003. By line of business:

•	IT Solutions, Perot Systems’ line of business that provides commercial outsourcing solutions customized to specific vertical markets, achieved third quarter 2003 revenue of $302 million, a decrease of 2% as compared to the third quarter of 2002. On a sequential basis, from second quarter 2003 to third quarter 2003, revenue for IT Solutions grew by 5%. On a pro forma basis, which applies Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), to all periods reported, revenue for IT Solutions grew year-to-year by 1%.

•	Perot Systems Government Services, the company’s Federal IT Services line of business, achieved third quarter 2003 revenue of $54 million. The February 2003 acquisition of Soza & Company contributed $33 million of year-to-year revenue growth, while the remainder of Perot Systems Government Services grew by 11% year-to-year to $21 million.

•	Perot Systems Consulting line of business, consisting of its project-based application development, systems integration and package implementation practices, reported third quarter 2003 revenue of $15 million, a 5% decline as compared to the third quarter of 2002 but a 6% increase as compared to the second quarter of 2003.

Earnings per share (diluted) for the third quarter of 2003 was $.14.

Perot Systems 3Q 2003 Financial Results	Page 2 of 11

Third quarter 2003 financial highlights include:

•	Revenue expanding by 8% year-to-year to an all-time high of $371 million.

•	New contract signings totaling $237 million of total value for the third quarter of 2003.

•	New contract signings for the first nine months of 2003 totaling $1.1 billion, a 19% increase year-to-year.

•	SG&A as a percentage of revenue declining to 12.6% of revenue for the third quarter of 2003.

•	Earnings per share (diluted) growing by 27% to $.14 from third quarter 2002 pro forma earnings of $.11 (pro forma adjustment for the impact of EITF 00-21). Reported earnings per share (diluted) for the third quarter of 2002 was $.17.

•	Perot Systems’ cash balance growing by $69 million during the third quarter of 2003 to $193 million.

•	Days sales outstanding for the third quarter declining to 46 days from 53 days for the second quarter of 2003.

•	Operating cash flow expanding to $69 million for the quarter.

“We are pleased with our third quarter results and the progress we made building our business,” said Ross Perot, Jr., president and CEO of Perot Systems. “We delivered on the actions necessary for long-term business expansion, including achieving a solid quarter of new contract bookings, expanding revenue to an all-time high, generating strong cash flow, and remaining disciplined in our investment decisions.”

Trend Information, Accounting Pronouncements and Business Outlook

The information contained within this section and the accompanying footnotes to the financial statements is important to understanding current and future performance. Some of the following statements involve projections of Perot Systems’ future financial performance and are based on current expectations. These statements are forward-looking, and actual results may differ materially. In formulating the projections, we have considered recent and potential sales, acquisitions and current market conditions, with these factors being subject to risks and uncertainties, including those described within this press release.

Perot Systems 3Q 2003 Financial Results	Page 3 of 11

Included in Perot Systems’ financial results for the third quarter of 2003 is a reduction of expense of $0.9 million resulting from a revised estimate of liabilities associated with Perot Systems’ prior year streamlining efforts and a $0.7 million gain related to the sale of securities.

Additionally, Perot Systems delayed its adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), until December 31, 2003. As discussed more fully in the accompanying notes to the financial statements, the FASB issued FIN 46 during January 2003. FIN 46 requires Perot Systems to consolidate the variable interest entity from which it leases land, office buildings, and a data center facility in Plano, Texas. As originally issued, FIN 46 required the company to consolidate this variable interest entity during the third quarter of 2003, which would have increased expenses for this quarter by approximately $0.8 million. With this deferral by the FASB, Perot Systems now expects to adopt FIN 46 as of December 31, 2003 and expects to record an expense for the cumulative effect of a change in accounting principle of approximately $10.3 million ($6.4 million, net of the applicable income tax benefit), or approximately $.06 per share (diluted), representing primarily the cumulative depreciation expense on the office buildings and a data center facility through December 31, 2003.

For the fourth quarter of 2003, Perot Systems expects revenue to range from $363 million to $378 million. Earnings per share (diluted) for the fourth quarter of 2003, prior to the cumulative effect of a change in accounting principle related to Perot Systems adoption of FIN 46, is expected to range from $.12 to $.14. During the fourth quarter of 2003, Perot Systems expects approximately $10.0 million of sequential revenue expansion related to recent new sales, but these sales, in aggregate, will initially have a lower gross profit margin than the company’s aggregate gross profit margin. Offsetting revenue expansion from recently signed contracts will be approximately $13.0 million of lower revenue primarily as the result of services that were not contracted long-term, but where Perot Systems is currently securing this work under long-term arrangement, contract extensions, and a previously disclosed contract the company is exiting.

Conference Call

Perot Systems will hold a conference call to review third quarter 2003 results of operations on November 4, 2003 at 10:15 a.m. EST. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com.

Perot Systems 3Q 2003 Financial Results	Page 4 of 11

Perot Systems Corporation
Condensed Consolidated Statements of Operations
For the Three Months Ended September 30, 2002 and 2003
(Millions of USD, except per share amounts)

(Unaudited)

	Three Months Ended September 30

	2002	2003	% Change

IT Solutions	$307.6	$302.1	(2%)
Government Services	19.3	54.2	181%
Consulting	15.3	14.5	(5%)
Other	0.3	0.5	67%

Total Revenue1)	342.5	371.3	8%
Direct Cost of Services	262.7	301.4	15%

Gross Profit2)	79.8	69.9	(12%)
Selling, General & Admin.3)	51.4	46.9	(9%)

Operating Income	28.4	23.0	(19%)
Earnings From Unconsolidated Affiliates4)	2.1	1.7	(19%)
Other Income/(Expense)5)	(0.4)	0.6	(250%)
Interest Income, net	0.9	0.5	(44%)

Pretax Income	31.0	25.8	(17%)
Income Tax Expense	12.3	10.1	(18%)

Net Income	$18.7	$15.7	(16%)

Earnings Per Share (Diluted)6)	$.17	$.14	(18%)
Shares Outstanding (Diluted)	113.0	115.2	2%

Perot Systems 3Q 2003 Financial Results	Page 5 of 11

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2002 and September 30, 2003
(Millions of USD)
(Unaudited)

	As of	As of
	12/31/2002	9/30/2003	% Change

Cash	$212.9	$192.9	(9%)
Accounts Receivable, net	162.4	187.8	16%
Prepaid Expenses and Other	42.3	51.8	22%

Total Current Assets	417.6	432.5	4%
Property, Equip. & Software, net7)	62.5	55.0	(12%)
Long-term Accrued Revenue	74.5	7.5	(90%)
Goodwill	211.1	275.0	30%
Other Non-current Assets	76.6	122.2	60%

Total Assets	$842.3	$892.2	6%

Current Liabilities	$155.5	$197.3	27%
Long-term Liabilities7)	10.2	7.2	(29%)
Stockholders’ Equity7)	676.6	687.7	2%

Total Liabilities & Stockholders’ Equity	$842.3	$892.2	6%

Perot Systems 3Q 2003 Financial Results	Page 6 of 11

Perot Systems Corporation
Cash Flow Information
For the Three Months Ended September 30, 2002 and 2003
(Millions of USD)
(Unaudited)

	Three Months Ended

	9/30/2002	9/30/2003

Net income	$18.7	$15.7
Depreciation and amortization	7.6	9.5
Equity in earnings of unconsolidated affiliates	(2.1)	(1.7)
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items 8)	4.9	45.5

Net cash provided by operating activities	29.1	69.0
Purchases of property, equipment & software	(7.5)	(4.3)
Acquisitions of businesses, net of cash acquired	(38.7)	(3.1)
Other investing activities	—	0.7

Net cash used in investing activities	(46.2)	(6.7)
Issuance of common stock	1.8	3.3
Other financing activities	(2.6)	(0.2)

Net cash provided by (used in) financing activities	(0.8)	3.1
Effect of exchange rate changes on cash	2.1	3.2

Net cash flow	$(15.8)	$68.6

Perot Systems 3Q 2003 Financial Results	Page 7 of 11

Financial Statement Notes

1)	For the three months ended September 30, 2003, total revenue grew by $28.8 million, or 8% year-to-year. This growth is primarily attributable to Perot Systems Government Services, which grew by $34.9 million, or 181% year-to-year. Growth for Perot Systems Government Services came primarily from the February 2003 acquisition of Soza & Company, which contributed $32.7 million of revenue for the three months ended September 30, 2003. Perot Systems IT Solutions line of business declined by $5.5 million, or 2%, year-to-year. This decline is primarily attributable to an $18.7 million decline from account activities Perot Systems is exiting, with $15.3 million of this year-to-year decline resulting from a European infrastructure services joint venture that Perot Systems exited during the three months ended September 30, 2002. As part of exiting this joint venture and an associated IT outsourcing contract, Perot Systems received a termination fee of $7.3 million during the three months ended September 30, 2002. Perot Systems’ adoption of EITF 00-21 resulted in $7.6 million less revenue year-to-year. Additionally, revenue for existing accounts and short-term consulting services declined by $5.1 million year-to-year. Partially offsetting these declines was $25.1 million of revenue growth from major contracts signed during the past 12 months and the July 2003 acquisition of Vision Healthsource, which contributed $0.8 million of revenue growth. Revenue for the Consulting line of business declined by $0.8 million, or 5% year-to-year. This decline is primarily attributable to lower revenue for package implementation services.

2)	Gross margin for the three months ended September 30, 2003 was 18.8% of total revenue, which is lower than the gross margin for the three months ended September 30, 2002 of 23.3% of total revenue. Applying EITF 00-21 to financial results for the three months ended September 30, 2002 results in a pro forma gross margin of 20.8%. The year-to-year decline from the pro forma gross margin for the three months ended September 30, 2002 is primarily attributable to exiting a European infrastructure services joint venture during the three months ended September 30, 2002, which resulted in Perot Systems recording revenue of $7.3 million and direct cost of services of $0.1 million from a termination fee, resulting in gross profit of $7.2 million for this same period. Also contributing to the year-to-year decline was lower up-front profitability on new contracts signed since the third quarter of 2002 and an increase in accrued associate incentive compensation. This was partially offset by improvement in long term commercial account profitability, primarily attributable to increased profitability for certain fixed price contracts.

3)	Selling, General and Administrative expense for the three months ended September 30, 2002, includes $3.0 million of severance expense and $5.1 million of expense associated with the company’s response to investigations of the California energy crisis. Selling, General and Administrative expense for the three months ended September 30, 2003, includes a reduction of expense of $0.9 million resulting from a revised estimate of liabilities associated with Perot Systems’ prior year streamlining efforts.

Perot Systems 3Q 2003 Financial Results	Page 8 of 11

4)	Amounts represent earnings from Perot Systems’ 50% ownership interest in HCL Perot Systems (HPS), its India-based offshore software solutions and services provider.

5)	Other income/(expense) for the three months ended September 30, 2003 includes a $0.7 million gain related to the sale of securities.

6)	Perot Systems accounts for its employee and non-employee director stock option activity under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Had the company elected to adopt FAS 123, “Accounting for Stock Based Compensation,” the pro forma diluted earnings per common share for the three months ended September 30, 2002 and 2003 would be $.14 and $.10, respectively.

7)	In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” which changes the criteria for consolidation by business enterprises of variable interest entities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. On October 9, 2003, the FASB deferred the effective date for applying the provisions of FIN 46 to variable interest entities created prior to February 1, 2003, which now must be consolidated as of the end of the first interim or annual period ending after December 15, 2003. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. In June 2000, the Company entered into an operating lease contract with a variable interest entity for the use of land and office buildings in Plano, Texas, including a data center facility. The Company currently does not consolidate this entity but will be required to consolidate this entity beginning on December 31, 2003. Perot Systems does not plan to restate any previously issued financial statements in connection with its adoption of FIN 46, but it will provide disclosures of the pro forma impact of FIN 46 on all previous fiscal periods presented in its financial statements. Accordingly, upon consolidation of this entity on December 31, 2003, the Company will increase its assets and long-term debt by approximately $65.2 million and $75.5 million, respectively. Additionally, the Company will record an expense for the cumulative effect of a change in accounting principle of approximately $10.3 million ($6.4 million, net of the applicable income tax benefit), or approximately $.06 per share (diluted), representing primarily the cumulative depreciation expense on the office buildings and data center facility through December 31, 2003. In 2004, the Company will begin recording additional depreciation expense of approximately $3.2 million per year relating to these newly consolidated assets.

Perot Systems 3Q 2003 Financial Results	Page 9 of 11

8)	Changes in assets and liabilities and other non-cash items was $45.5 million for the three months ended September 30, 2003. This amount is primarily attributable to a decrease to accounts receivable and increases to accrued compensation and taxes payable.

Perot Systems 3Q 2003 Financial Results	Page 10 of 11

Perot Systems Corporation
Pro Forma Results for Fiscal Years 2001 and 2002
(Millions of USD)
(Unaudited)

Effective January 1, 2003, Perot Systems adopted EITF 00-21 with a cumulative-effect adjustment. Under Accounting Principles Board Opinion No. 20, “Accounting Changes,” Perot Systems is required to report pro forma earnings as if EITF 00-21 would have been applied to all periods reported. To illustrate the impact of the adoption of EITF 00-21 on Perot Systems’ financial results for 2001 and 2002, the following table shows summary level pro forma financial information as if EITF 00-21 had been applied to these periods.

	For the Three Months Ending (2001)

	March 31	June 30	September 30	December 31

Revenue	$293.7	$291.1	$298.9	$304.1
Direct Cost of Services	228.8	222.5	239.3	259.1
Selling, Gen. & Admin	82.9	46.1	82.7	44.9
Operating Income/(Loss)	(18.0)	22.5	(23.1)	0.1
Pretax Income/(Loss)	(13.7)	27.1	(19.2)	2.7
Net Income/(Loss)	($8.3)	$16.4	($22.7)	$1.5
Earnings/(Loss)
Per Share (Diluted)	($.08)	$.15	($.23)	$.01

	For the Three Months Ending (2002)

	March 31	June 30	September 30	December 31

Revenue	$317.3	$322.4	$334.9	$323.1
Direct Cost of Services	251.8	257.7	265.2	256.7
Selling, Gen. & Admin	45.0	54.9	51.4	44.3
Operating Income	20.5	9.8	18.3	22.1
Pretax Income	23.6	12.0	20.9	20.7
Net Income	$14.2	$8.5	$12.5	$15.2
Earnings Per Share
(Diluted)	$0.12	$0.07	$0.11	$0.13

Perot Systems 3Q 2003 Financial Results	Page 11 of 11

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2002 revenue of $1.3 billion. The company has more than 10,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating all forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as: risks associated with negotiating and exiting contractual relationships; risks associated with expanding earnings from new sales; as well as other risks, including the loss of major clients; deterioration of project and consulting-based revenue and profit; our ability to achieve future sales; changes in our UBS relationship and variability of revenue and expense associated with our largest customer, as well as other clients; risks associated with the portion of client revenue and profits representing spending above contractual minimums, which could be deemed as discretionary by clients and result in lower revenue and earnings for us with limited notice; the current and future performance of client contracts; risks associated with non-recoverable cost overruns on software development contracts; risks associated with the development of software products, including the risk that capitalized costs of development may not be fully recovered if the market for our products or the ability of our products to capture a portion of the market differs materially from our estimates, the risk that the cost of product development differs materially from our estimates, and the risk that a delay in product introduction may reduce the portion of the market captured by our product; growing start-up businesses; the highly competitive market in which we operate; the variability of quarterly operating results; the reliance on estimates that involve successful completion of future actions; guaranteed purchase agreements; changes in technology; changes to accounting methods; risks associated with acquisitions and divestitures, and risks related to international operations. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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